As filed with the Securities and Exchange Commission on December 3, 2010

Registration No. 333-153897

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-3 REGISTRATION STATEMENT NO. 333-153897

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMITHTOWN BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	11-2695037 (I.R.S. Employer Identification No.)

c/o People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Address of Principal Executive Offices, Including Zip Code)

Robert E. Trautmann

Senior Executive Vice President and General Counsel

People’s United Financial, Inc., as the successor company to Smithtown Bancorp, Inc.

850 Main Street

Bridgeport, Connecticut 06604

(203) 338-7171

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to the Registration Statement on Form S-3, Registration No. 333-153897 (the “Registration Statement”), which registered

(i) 3,000,000 common shares (the “Primary Offering Securities”), par value $0.01 per share, of Smithtown Bancorp, Inc. (the “Company”), and 3,000,000 related share purchase rights to be issued pursuant to the Shareholder Protection Rights Agreement, dated as of September 23, 1997 (as amended, the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as Rights Agent, and

(ii) 1,965,000 common shares (the “Secondary Offering Securities”), par value $0.01 per share, of the Company, and 1,965,000 related share purchase rights to be issued pursuant to the Rights Agreement, is being filed in order to deregister securities remaining under such Registration Statement.

On November 30, 2010, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2010, between People’s United Financial, Inc. (“People’s United”) and the Company, the Company merged with and into People’s United, with People’s United as the surviving corporation (the “Merger”). As a result of the Merger, each outstanding common share of the Company (other than shares to be cancelled in accordance with the Merger Agreement) was cancelled and converted into the right to receive either $3.77 in cash or 0.304 shares of People’s United common stock, at the election of each Company stockholder, subject to proration due to limitations on the aggregate amount of cash to be paid by People’s United in the Merger and depending on the election of other Company stockholders, as specified in the Merger Agreement.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. All of the Primary Offering Securities have been sold. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of the Secondary Offering Securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeport, State of Connecticut, on this 3rd day of December, 2010.

PEOPLE’S UNITED FINANCIAL, INC. as successor company to Smithtown Bancorp, Inc.

By:	/S/ ROBERT E. TRAUTMANN
Name:	Robert E. Trautmann
Title:	Senior Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.